Investor Group Owning Over 40% of Leaf Group Comments on Media Report Confirming that
Company's Strategic Review Was a Sham Process

Sources Cited in Media Report Describe How Leaf Group Failed to Engage in a True, Good Faith Review

Parties Who Have Had or Currently Have Interest in Acquiring All or Parts of Leaf Group May Contact the Investor Group at www.LiberateLeaf.Group

LOS ANGELES, August 31, 2020 - Investors owning more than 40% of Leaf Group Ltd. ("Leaf Group" or the "Company") (NYSE: LEAF), which includes Osmium Partners LLC, PEAK6 Investments LLC, Boyle Capital Opportunity Fund, LP, Oak Management Corp., Generation Capital Partners II LP, Generation Partners II LLC, Spectrum Equity Investors V, L.P. and Spectrum V Investment Managers' Fund, L.P. (together, the "Investor Group"), today issued the following statement commenting on an August 28th article published on www.CorpGov.com ("Leaf Group's Stubborn Desire to Go it Alone")1 .

"This recent media report cites several sources who provide further damning evidence supporting our belief that Leaf Group's 'strategic review' was a sham process. We urge all shareholders to read the full article, but several elements are worth noting here:

  The report cites one potential strategic buyer as indicating that 'the company broke many normal rules of conduct in a sale process, effectively ruling out the possibility of doing a deal of any kind.'
  According to that individual, 'There weren't any chances to meet senior management to discuss details or access to a so-called data room, which normally serves to provide potential buyers with critical information that isn't given to the public.'
  Further, the article cites another person close to the Company as noting that 'Mr. Moriarty has shown a lack of interest in selling parts of the business in the past.'
  According to the article, that person also noted that Mr. Moriarty seemed to conduct himself like a controlling shareholder or imperial CEO despite the fact that Mr. Moriarty owns very little of Leaf Group's outstanding stock.
  The report also reiterates, the so-called 'independent' review of strategic alternatives was led by a director with ties to Mr. Moriarty and who, the Board has now admitted, was not independent.

It is increasingly clear why the 'process did not yield a single offer for the whole company' over 13 months - an inconceivable outcome. Because buyers weren't provided the opportunity to make an informed bid.

In light of these new revelations, we once again call on the Board to allow former directors - two of whom are principals at investment firms that are participants in the Investor Group - to disclose their first-hand observations regarding the strategic alternatives process.

Further, we again urge the Board to immediately terminate Sean Moriarty and refresh the Board with individuals chosen by Leaf Group's shareholders. Given the significant failings and apparent management interference with the strategic alternatives process, we also call upon Leaf's directors to start a new process that will be overseen by an active, refreshed and objective Board.

We also note that any other party that had or has interest in acquiring all or parts of Leaf Group may contact the Investor Group at www.LiberateLeaf.Group."

About Osmium Partners

We seek to generate strong, risk-adjusted returns by investing in undervalued, small capitalization companies across equity markets. Our Osmium 8 research process is based on eight simple factors involving factors such as balance sheet strength, aligned interests, attractive reinvestment opportunities, a low valuation, and reasonable growth prospects. As engaged owners, we actively discuss corporate strategy and capital structure with management teams and boards of directors. We prefer to conduct these discussions in private, but we will publicly debate important items with all shareholders when appropriate.

____________________________________
1 CorpGov, "Leaf Group's Stubborn Desire to Go it Alone," August 28, 2020, https://corpgov.com/leaf-groups-stubborn-desire-to-go-it-alone/

About PEAK6

PEAK6 uses technology to find a better way of doing things. The company's first tech-based solution was developed in 1997 to optimize options trading and, over the past two decades, the same formula has been used across a range of industries, asset classes and business stages to consistently deliver superior results. Today, PEAK6 seeks transformational opportunities to provide capital and strategic support to entrepreneurs and forward-thinking businesses, helping to unlock potential and activate what is into what ought to be. PEAK6's core brands include: PEAK6 Capital Management, Apex Clearing, National Flood Services and Evil Geniuses. Learn more at www.PEAK6.com or follow us on LinkedIn.

About Boyle Capital Opportunity Fund

Boyle Capital Opportunity Fund, LP is a value-oriented investment partnership. We manage a focused portfolio of deeply undervalued securities and actively engage with the company's management and board of directors to unlock shareholder value over the long-term.

About Oak Investment Partners

Oak Investment Partners was founded in 1978. Since that time, the firm has invested $9 billion in over 525 companies around the world, earning the trust of entrepreneurs with a senior team that delivers steady guidance, deep domain expertise and a consistent investment philosophy. We are involved in the formation of companies, fund spinouts of operating divisions and technology assets, and provide growth equity to mid- and late-stage private businesses and to public companies through PIPE investments. These companies are concentrated in the five major sectors that fuel the most disruptive growth in our world today: Information Technology, FinTech, Internet and Consumer, Healthcare Services, and Clean Energy.

About Generation Partners

Founded in 1995, Generation Partners provides equity capital to growth companies through buyout and growth equity investments.

About Spectrum Equity

Spectrum Equity is a leading growth equity firm providing capital and strategic support to innovative companies in the information economy. For over 25 years, the firm has partnered with proven entrepreneurs and management teams to build long-term value in market-leading internet, software and information services companies. Representative investments include Ancestry, Bats Global Markets, Definitive Healthcare, GoodRx, Grubhub, Lynda.com, Origami Risk, SurveyMonkey and Verafin. For more information, including a complete list of portfolio investments, visit www.spectrumequity.com.

Media Contacts

Sloane & Company
Dan Zacchei / Joe Germani
dzacchei@sloanepr.com / jgermani@sloanepr.com